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                                                                    EXHIBIT 23.1


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

MCA Financial Corp.
Southfield, Michigan

We have issued our report dated April 26, 1996 accompanying the consolidated financial statements of MCA Financial Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".


/s/Moore Stephens Doeren Mayhew, P.C.                  /s/Grant Thornton LLP
Moore Stephens Doeren Mayhew, P.C.                     Grant Thornton LLP
Troy, Michigan                                         Detroit, Michigan
May 29, 1996